    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997

                          Registration Statement No. 333-

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                               ---------------------

                                     FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               --------------------

                            ALPHA HOSPITALITY CORPORATION
              (Exact name of Registrant as specified in its charter)


DELAWARE                           7011, 7993                 13-3714474
----------------       --------------------------    ----------------------
(State or other            (Primary Standard          (IRS Employer
 jurisdiction of        Industrial Classification     Identification No.)
 incorporation or               Code)
 organization)

                              12 East 49th Street
                            New York, New York 10017
                                (212) 750-3500

                              ------------------

               (Address, including zip code and telephone number,
                  including area code, of Registrant's principal
                               executive offices)

                              -------------------

                   Consulting Agreement dated August 26, 1997
                   ------------------------------------------

                           (Full Title of the Plan)

                                JAMES A. CUTLER
                            Chief Financial Officer
                         ALPHA HOSPITALITY CORPORATION
                              12 East 49th Street
                           New York, New York 10017
                               (212) 750-3500

                              ----------------------

    (Name, address, including zip code and telephone number, including area code, of agent for service)

                                  Copies To:

                            -------------------------

                            JAY M. KAPLOWITZ, ESQ.
             Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP
                             101 East 52nd Street
                           New York, New York 10022
                                (212) 752-9700

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /x/

                      CALCULATION OF REGISTRATION FEE



                                          Proposed         Proposed
        Title of                          Maximum          Maximum          Amount of
      Securities To       Amount Being    Offering Price   Aggregate        Registration
      Be Registered       Registered(1)   Per Security(2)  Offering Price   Fee
---------------------    --------------   --------------   --------------   -------------
Common                   36,000           $2.625            $94,500         $100
Stock, par
value $.01 per
share



(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable in respect of stock splits, stock dividends and similar transactions.

(2) The price is estimated in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The closing price as reported on the Nasdaq Stock Market on October 2, 1997 (within 5 days prior to the filing of this Registration Statement).










                                    (ii)

                              EXPLANATORY NOTE

    This Registration Statement on Form S-8 relates to the registration of 36,000 shares of Common Stock issued pursuant to a consulting agreement dated August 26, 1997 by and among the Company and Jay M. Kaplowitz, Wesley C. Fredericks, Jr., Arthur S. Marcus and Fredric J. Gruder (collectively, "Selling Stockholders"). A Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8 with regard to the resale of the shares of Common Stock by the Selling Stockholders.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange
Commission.

    The Company will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Alpha Hospitality Corporation, 12 East 49th Street, New York, New York 10017,
Attention: Corporate Secretary, telephone number (212) 750-3500.






                                   (iii)

PROSPECTUS
                       ALPHA HOSPITALITY CORPORATION

                             ----------------

                       36,000 SHARES OF COMMON STOCK
                         Par Value, $.01 Per Share

                             ----------------


    This Prospectus relates to offers and sales of 36,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Alpha Hospitality Corporation, a Delaware corporation (the "Company"), by certain selling stockholders (the "Selling Stockholders"). The Shares have been issued to the Selling Stockholders pursuant to a consulting agreement dated August 26, 1997 by and among the Company and the Selling Stockholders. The Company's Common Stock is traded over-the-counter through the Nasdaq Stock Market ("NASDAQ") under the symbol "ALHY" and through the Boston Stock Exchange ("BSE") under the symbol ("ALH"). The closing sale price of the Company's Common Stock on October 2, 1997 as quoted on NASDAQ, was $2.625.

    The Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Stockholders or through brokers in the over-the-counter market or otherwise at market prices prevailing at the time of such sales or in one or more negotiated transactions at prices acceptable to the Selling Stockholders. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus. The Company will not receive any proceeds from the sale of the Shares.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NO ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE INFORMATION HEREIN SINCE THE DATE HEREOF. SEE "RISK FACTORS."



              -----------------------------------------------
               The date of this Prospectus is October 7, 1997

                             TABLE OF CONTENTS

                                                                  Page


Available Information................................................3

Incorporation of Certain Documents by Reference......................4

The Company..........................................................5

Management..........................................................18

Risk Factors........................................................20

Use of Proceeds.....................................................28

Selling Stockholders................................................29

Plan of Distribution................................................30

Indemnification of Officers and Directors...........................31

Legal Matters ......................................................31

Experts ............................................................31

                           AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048; 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

    The Company's Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ"). Reports, proxy statements, information statements, and other information concerning the Company can be inspected at the office of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, DC 20006.

    This Prospectus is part of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") which the Company has filed with the Commission for the registration of the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, references is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Alpha Hospitality Corporation (the "Company") with the Commission are incorporated herein by reference:

    (1) The Company's Registration Statement on Form SB-2, as amended (File No. 33-64236).

    (2)  Annual Report on Form 10-K for the year ended December 31,
         1996.


    (3) The Company's Registration Statement on Form S-1, declared effective by the SEC on August 8, 1996 (File No. 333-3606).

    (4) Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, declared effective by the SEC on January 31, 1997 (File No. 333-3606).

    (5)  Quarterly Report on Form 10-Q for the period ended March 31,
         1997.

    (6)  Quarterly Report on Form 10-Q for the periods ended June 30,
         1997.


    In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    The Company will provide without charge to each person to whom a copy of a this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Alpha Hospitality Corporation, 12 East 49th Street, New York, New York 10017, Attention: Corporate Secretary, telephone number (212) 750-3500.

                                THE COMPANY

    Alpha Hospitality Corporation (the "Company"), through its eight subsidiaries, is engaged in (i) the ownership and operation of a gaming vessel, the Bayou Caddy's Jubilee Casino (the "Jubilee Casino"), located in Greenville, Mississippi, which is operated by the Company's subsidiary Alpha Gulf Coast, Inc. ("Alpha Gulf"), and (ii) the pursuit of gaming licenses for additional casinos in various states (which is accomplished through the Company's subsidiaries Alpha Missouri, Inc. ("Alpha Missouri"), Alpha Monticello, Inc. ("Alpha Monticello"), Alpha Rising Sun, Inc. ("Alpha Rising Sun"), Jubilation Lakeshore, Inc. ("Jubilation Lakeshore") and Alpha St. Regis, Inc. ("Alpha St. Regis")). From September 1993 through December 1996, the Company, through its former subsidiary, Alpha Hotel Management Company, Inc. (Alpha Hotel), provided management services to hotels and motels owned by third-parties. Additionally, from December 1995 to July 16, 1996, the Company, through its subsidiary Jubilation Lakeshore, formerly known as the Cotton Club of Greenville Inc. (the "Cotton Club"), operated a second gaming vessel, the Jubilation Casino.

    The Company was incorporated in Delaware on March 19, 1993; Alpha Gulf was incorporated in Delaware on May 4, 1993; Jubilation Lakeshore was incorporated in Mississippi on December 8, 1992; Alpha Missouri was incorporated in Delaware on March 17, 1995; Alpha Monticello was incorporated in Delaware on May 30, 1996; Alpha Rising Sun was incorporated in Delaware on August 6, 1993; Alpha St. Regis was incorporated in Delaware on June 24, 1994; Alpha Entertainment, Inc. was incorporated in Delaware in March 1997, and Alpha Greenville Hotel, Inc. was incorporated on February 19, 1997. The Company's principal executive offices are located at 12 East 49th Street, New York, New York, 10017 and its telephone number is 212-750-3500.

Casino Operations

Current Operations

    The Company currently operates the Jubilee Casino in Greenville, Mississippi. In addition, from December 1995 through July 16, 1996, the Company operated a casino located in Lakeshore, Mississippi. Although management is satisfied with the results of operation of the Jubilee Casino, the Jubilation Casino continued to operate at a deficit. As a result, in July 1996, management began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Gaming Commission (the "Mississippi Commission') which asserted that the working capital of the Jubilation Casino was not sufficient. The Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. See "The Jubilation Casino."

The Jubilation Casino

    Upon the October 1995 acquisition of the Cotton Club casino, this casino was renamed the

Jubilation Casino and relocated from Greenville to Lakeshore, Mississippi, where it reopened on December 21, 1995. Management believed that the smaller Jubilation Casino could adequately service the existing Lakeshore market with substantially reduced cost of operations. However, based upon the Jubilation Casino's limited capacity, remote location and the increasing casino development in the Biloxi and Gulfport markets (which have proven more attractive to casino patrons), the Jubilation Casino was unable to overcome operating deficits. As a result, in July 1996 management began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which asserted that the working capital of the Jubilation Casino was not sufficient. The Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino.

    In connection with the plan to close the Jubilation Casino, management believes it has taken all appropriate action required by federal law with respect to providing notice of such closing to its employees. In connection with the closing of the Jubilation Casino, management updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. Since this would have resulted in an impairment loss of approximately $14,507,000 and stockholders' equity below the requirements for continued listing of the Company's securities on NASDAQ, the Company accepted proposals by Bryanston and BP to convert approximately $19,165,000 and $1,222,000, respectively, of debt to 693,905 and
44,258 shares of Series B Preferred Stock.

The Jubilee Casino

    The Jubilee Casino, located in Greenville, Mississippi, is owned and operated by the Company's wholly-owned subsidiary Alpha Gulf. On May 14, 1993, pursuant to an asset purchase agreement among Alpha Gulf, B.C. of Mississippi, Inc. ("B.C.") (formerly known as Bayou Caddy, Inc.), and certain shareholders of B.C., the Company acquired B.C.'s leasehold interests under certain lease agreements and certain other assets incidental to the development and ownership of the Jubilee Casino. The Company proceeded with this acquisition because it gave the Company the opportunity to enter the casino business in Lakeshore, Mississippi, the original site of the Jubilee Casino. Moreover, B.C. had already initiated the process of obtaining requisite approvals for casino operation in Lakeshore, thereby expediting the Company's ability to conduct casino operations in Mississippi.

    The Company initiated the Jubilee Casino's gaming operations on January 12, 1994, subsequent to its construction on a marine vessel in 1993, which construction received the requisite approvals from the U. S . Army Corps of Engineers and the Mississippi Department of Natural Resources. Prior to the initiation of the Jubilee Casino's gaming operations, the Company applied for and received the required license renewals and approvals from the Mississippi Gaming Commission (the "Mississippi Commission"). See "Business - Government Regulation - Licensing Mississippi.

    Following the Cotton Club Acquisition, the Company transferred the Jubilee Casino from Lakeshore to Greenville. The Jubilee Casino reopened in Greenville on November 17, 1995. The movement of the Jubilee Casino to Greenville increased the capacity at Greenville and brought an upscale facility to the Greenville market. Management believed that the relocation of the Jubilee Casino to Greenville was an appropriate action designed to increase the return on the Company's gaming assets in Mississippi.

    The Jubilee Casino has 844 slot machines and 29 table games. In addition to its gaming activities, the Jubilee Casino includes a 175 seat buffet, a 350 seat showroom, a 98 seat restaurant and parking to accommodate 950 customer vehicles. In January 1996, the Company completed renovation of its leased restaurant facility at Greenville in order to give customers a dining alternative, offering fine dining in an elegant setting. Management believes that the Jubilee Casino, which offers an attractive casino environment and significant casino capacity, will continue to at least capture its fair market share of the Greenville gaming market.

Future Operations - Alpha Gulf

    In April 1997, Alpha Gulf received approval from the Mississippi Commission for its infrastructure investment requirement to build and operate a hotel on property adjacent to its Greenville casino location. Alpha Greenville Hotel, Inc., a newly formed, wholly-owned subsidiary of the Company, entered into a long term lease with the Board of Mississippi Levee Commissioners to lease property including historical landmark buildings for the development of a forty-one key single room and suite hotel. Management believes that this hotel will add a new dimension to the Company's casino patron experience and will be an added amenity to the Company's player development program. The total cost of this project is $3.2 million. Although the permanent source of financing this project has not been identified at this time, Alpha Greenville Hotel has received interim financing from Bryanston Group, Inc. ("Bryanston") to begin construction.

Development Activities

New York

    In March 1994, the Company entered into a joint venture agreement relating to the operation and development of a gaming facility located on the reservation of the St. Regis Mohawk Tribe of Hogansburg, New York (the "Tribe"). The Company does not intend to proceed with the project at Hogansburg, New York since the Company and the Tribe are exploring a more suitable arrangement relating to the development of a casino in Sullivan County, New York, as discussed below.

    On January 19, 1996, the Company, through its subsidiary, Alpha St. Regis, entered into a memorandum of understanding with Catskill Development, L. L. C. (" Catskill ") regarding the development and management of a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. This memorandum of understanding was assigned to Alpha Monticello. The development and management of this casino will be undertaken by Mohawk Management L.L.C., a company of which the Company's subsidiary Alpha Monticello owns 50%. Alpha Monticello will be responsible for the day-to-day operations of the casino. It is intended that the casino will be owned by the Tribe and will be located on land to be placed in trust for the benefit of the Tribe. The Monticello Raceway is located 90 miles from New York City.

    The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of developing plans for the casino. Under the memorandum of understanding, Catskill and the Company commit to enter into a definitive agreement on the terms established in the memorandum. Bryanston is a 25 % member of Catskill.

    Catskill purchased the 225 acre Monticello Raceway in June 1996. Catskill plans to continue Monticello's racing program and to explore other development at the site in addition to the St. Regis Mohawk
Casino.

    On August 2, 1996, Mohawk Management L. L. C. executed an agreement with the Tribe for the management of the proposed casino. The Tribe has submitted the agreement to the National Indian Gaming Commission for its approval.

    There can be no assurance that the project will receive all requisite approvals.

Missouri

    In February 1995, the City of Louisiana, Missouri, designated the Company as the exclusive designee to enter into negotiations with the city to develop a riverboat gaming facility at the city's Mississippi River shoreline. The City of Louisiana is currently competing with other cities in Missouri for the next gaming license to be granted in the state. In the event that the state gaming authorities select Louisiana, Missouri as the locality to receive the next gaming license to be granted, the Company, as the city's exclusive designee, would be the recipient of such license. Consequently, Alpha Missouri entered into a lease agreement with the City of Louisiana relating to certain city-owned riverfront property required for the project. Except for certain preliminary payments to the city, the Company's obligation under the lease are conditioned on the grant of a gaming license by the Missouri gaming authorities.

    Alpha Missouri has applications pending for site approval and a gaming license with respect to the development of a riverboat gaming facility in Louisiana, Missouri. Although existing law in Missouri does not restrict the number of licenses the Missouri Gaming Commission may issue, the Commission has effectively placed a moratorium on any new licenses in the Louisiana market. The Company believes that such restriction will remain in place until a market assessment of the existing approved license can be made.

    The City of Louisiana is located approximately 60 miles north of metropolitan St. Louis and 70 miles from Springfield, Illinois, that state's capital.

    The Company anticipates that it will provide a gaming vessel with a capacity of approximately 750 gaming positions. The project cost is presently expected to be approximately

$30 million.

Marketing

    The Company concentrates its sales, marketing and promotional activities for the Jubilee Casino in its principal target market within a 50 mile radius of the casino. The target markets are reached through a combination of billboards, radio, television, newspaper advertising, and direct mail. Also, casino brochures are placed in tourist information areas, local and regional hotels, restaurants and bars.

    The Company has developed an in-house mailing list in excess of 130,000 casino customers. These customers are made up of table game players and "Slot Club" members. Table game customers are identified through the casino's marketing representatives and their play is monitored to evaluate whether the customer warrants complimentary services provided by the casino. The award of complimentary services is consistent with standard industry practices and is based upon a customer's duration of play and average amount wagered. The "Slot Club" is an operation which allows the casino's computerized tracking system to identify customers, amount of play and other pertinent characteristics. The "Slot Club" is an ongoing promotion where members are issued cards and accumulate points based on the amount of their play. Such points are redeemable for food, beverages or merchandise. Tournaments for blackjack, craps and poker are held, along with other special events and promotions.

    The Company seeks to maintain and upgrade its gaming vessel so that it is competitive in the industry, With the closing of the Jubilation Casino the Company has discontinued its marketing activities relating to the Jubilation Casino. See "Business - Current Operations."

Competition

    There are currently 19 casinos located on the Mississippi River. In the Greenville market, the Company's Jubilee Casino competes with the Las Vegas Casino and the Lighthouse Point Casino, which opened in November 1996. The opening of the Lighthouse Point Casino resulted in a decrease in the gaming revenues of the Jubilee Casino which is expected to be corrected as the marketing programs of the new Lighthouse Point Casino help to increase the total Greenville market. Since the opening of the new casino, the Jubilee Casino's fair share of the market, based on the number of player positions in the market, has improved. The Company believes that the Jubilee Casino is well-positioned to compete successfully with the two other casinos in the Greenville market. Approximately 60 miles south of Jubilee Casino is Vicksburg. Vicksburg has four casinos: the Isle of Capri, Harrahs Vicksburg, Ameristar, and Rainbow Casino. Approximately 110 miles south of Jubilee Casino is Natchez with the Lady Luck Natchez Casino. Approximately 90 miles north of the Jubilee Casino is Coahoma County with the Lady Luck Coahonia Casino. Tunica County is approximately 180 miles north of the Jubilee Casino and has ten casinos - Harrahs (2 casinos), Sams Town, Fitzgeralds, Sheraton, Hollywood Casino, Circus Circus, Horseshoe Casino, Grand Casino and Ballys. Since casinos within a 60 or 180 mile radius of the Jubilee Casino are not considered by the Company to be within its competitive market, the Company does not deem the casinos in Vicksburg, Coahoma County, or Tunica County to be among its competitors.

    The Company has remained competitive in the markets affecting the Jubilee Casino by keeping its gaming vessel well-maintained and by offering superior accommodations, entertainment programs and special events. In addition, the Company's advertising and marketing efforts have focused on maintaining the Company's presence in its market.

    Although the Jubilee Casino has remained competitive, the Jubilation Casino, located on the Mississippi Gulf Coast, was unable to compete satisfactory with the major casino developments in the Biloxi and Gulfport markets. This resulted in management's decision to close the Jubilation Casino during August 1996. See "Casino Operations - Current Operations - The Jubilation Casino."

Seasonal Fluctuations

    The results of the casinos' operations have been seasonal, with the greatest activity occurring during the fair weather months of May through September. Consequently, the Company's operating results during the calendar quarters ending in December and March are not as profitable as those quarters ending in June and September, and losses result from time to time. The seasonal nature of the casinos' operations increases the risk that natural disasters or the loss of the casinos for any other reason during the May through September period would have a material adverse effect on the Company's financial condition and results of operations.

Government Regulation

General

    The Company's ownership and operation of its properties are subject to regulation by federal, state and local governmental and regulatory authorities, including regulation relating to environmental protection. While the Company has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations, no assurance can be given that the Company is, or in the future will be, able to comply with, or continue to comply with current or future governmental regulations in every jurisdiction in which it conducts or will conduct its business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local regulations may not restrict the Company's present and possible future activities. In the event that the Company is unable to comply with any such requirements, the Company could be subject to sanctions, which could have a materially adverse effect upon the Company's business. See "Business - Government Regulation - General," and 'Business - Casino Operations - Current Operations."

Licensing

    The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5 % or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body. The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license.

Mississippi

General

    The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, primarily the licensing and regulatory control of the Mississippi Commission and the Mississippi State Tax Commission (collectively, the "Mississippi Authorities').

    The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Authorities; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and to extensive interpretation by the Mississippi Commission in view of their recent adoption. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on the Company and the Company's Mississippi gaming operations.

    The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Mississippi Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

Registration and Licensing

    The Company, a registered publicly-traded holding company under the Mississippi Act, is required periodically to submit detailed financial and operating reports to the Mississippi Authorities and to furnish any other information that the Mississippi Authorities may require. The Company and any subsidiary of the Company that operates a casino in Mississippi (a "Gaming Subsidiary'), is subject to the licensing and regulatory control of the Mississippi Commission. If the Company is unable to continue to satisfy the registration requirements of the Mississippi Act, the Company and its Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Gaming Subsidiary must obtain gaming licenses from the Mississippi Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of casinos prior to opening.

    Gaming licenses are not transferable, are initially issued for a two-year period and are subject to periodic renewal. No person may receive any percentage of profits from a gaming subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission.

Licensing of Officers, Directors and Employees

    Officers, directors and certain key employees of the Company and its gaming subsidiaries must be found suitable or be licensed by the Mississippi Commission, and employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable or be licensed, in which case those persons must pay the costs and fees associated with such investigation.
 The Mississippi Commission may deny an application for a license for any cause that it deems reasonable. Changes in licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has jurisdiction to disapprove a change in corporate officers. The Mississippi Commission has the power to require any gaming subsidiary and the Company to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

Investigation of Holders of Securities and Others

    Mississippi law requires any person who acquires beneficial ownership of more than 5 % of the Common Stock to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable.
 Also, any person who becomes a beneficial owner of more than 10% of the Common Stock, as reported in filings under the Exchange Act, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5 % of a company's stock. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. Representatives of the Mississippi Commission have indicated that institutional investors may only be required to file summary information in lieu of a suitability finding.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Company beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. The Company is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its gaming subsidiaries, the
Company: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of the Company; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

    The Company may be required to disclose to the Mississippi Commission upon request the identities of the holders of any debt securities. In addition, the Mississippi Commission under the Mississippi Act may, in its discretion, (i) require disclosure of holders of debt securities of corporations registered with the Mississippi Commission, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

Required Records

    The Company must maintain a current stock ledger in Mississippi that the Mississippi Commission may examine at any time. If any securities of the Company are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable- The Company must also render maximum assistance in determining the identity of the beneficial owner.

    The Mississippi Act requires that the certificates representing securities of a publicly-traded corporation (as defined in the Mississippi
Act) bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Mississippi Commission has the power to impose additional restrictions on the holders of the Company's securities at any time.

Approval of Corporate Matters and Foreign Gaming Operations

    Substantially all loans, leases, sales of securities and similar financing transactions by a gaming subsidiary must be reported to or approved by the Mississippi Commission. Changes in control of the Company through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without the prior approval of the Mississippi Commission.

    The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other takeover defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly-traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in some circumstances, required from the Mississippi Commission before the Company may make exceptional repurchases of voting securities above the current market price of its Common Stock (commonly called "greenmail') or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if the Company adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of the Company.

    Neither the Company nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Authorities to have access to information concerning the out-of-state gaming operations of the Company and its affiliates.

Sanctions

    If the Mississippi Commission were to decide that a gaming subsidiary had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the gaming subsidiary. In addition, the gaming subsidiary, the Company and the persons involved could be subject to substantial fines for each separate violation. Because of such violation, the Mississippi Commission could appoint a supervisor to operate the casino facilities, and, under certain circumstances, earnings generated during the supervisor's appointment (except the reasonable rental value of the casino facilities) could be forfeited to the State of Mississippi. Limitations, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's and the gaming subsidiary's gaming operations.

    On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. The Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company does not believe that the issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino will adversely affect the license to operate the Jubilee Casino since the Jubilee Casino is operating in compliance with applicable regulations, including regulations relating to issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino. There can be no assurance, however, that the issues raised by the Mississippi Commission will not adversely affect the license, or the renewal of the license, to operate the Jubilee Casino, or any future licenses for which applications may be submitted in Mississippi.

Fees and Taxes

    License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a gaming subsidiary's operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation,
(ii) the number of slot machines operated by the casino or (iii) the number of tables games operated by the casino. The license fee payable to the State of Mississippi based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4 % of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid.

Missouri and New York

    Missouri law and the Federal Indian Gaming Law (as it relates to the Company's proposed operation in New York), each provide for a comprehensive, detailed scheme for the control of gaming operations in the state and the issuance of licenses for gaming, both to gaming facilities and to persons involved in certain gaming related activities. With respect to the Company's compact with the Tribe relating to the proposed casino to be built in Sullivan County, New York, the State of New York has provided for regulation of Indian gaming casinos through the New York State Racing and Wagering Board. Each of the supervising governmental agencies is authorized to promulgate rules and regulations applicable to the administration of gaming related laws.

    In connection with its proposed operations in Missouri, the Company has commenced the application and approval process with the Missouri Gaming Commission. The Company does not anticipate receiving a final determination with respect to its license application within the next twelve months. In connection with its proposed operations in New York, the required documentation has been filed with the National Indian Gaming Commission.

Hotel Operations

    As of December 31, 1996, to reduce the Company's debts to Bryanston, the Company sold 100% of the stock of its subsidiary, Alpha Hotel Management Company, Inc., to Bryanston Group, Inc. for consideration of $3,000,000.

Employees

    In connection with its casino operations, as of June 30, 1997, the Company employed approximately 571 employees, of which 510 are full-time employees. Management considers its employment relations to be satisfactory.
 In connection with the closing of the Jubilation Casino and pursuant to the Workers Adjustment and Retraining Notification Act, the Company provided the 320 employees of the Jubilation Casino with notice of its plans to close the Jubilation Casino within 60 days of the anticipated closing date, as required under the act. Therefore, management believes it has taken all appropriate action required by federal law with respect to providing notice of the closing of the Jubilation Casino to the employees of the Jubilation Casino.

Properties

    The Company maintains its executive office at leased premises located at 12 East 49th Street, New York, New York, 10017. This lease expires December 31, 2001.

Casino Operations


Location               Principle Use             Approximate Area      Owned/Leased            Expires
--------               -------------             ----------------      ------------            -------

Hancock County         Sign location,               3 acres              Leased                April 30, 2003
 Waveland, MS          warehousing and                                                         with option to
                       parking                                                                 purchase

Hancock County         Accounting office            1 acre               Leased                June 30, 1998
 Waveland, MS                                                                                  with option to
                                                                                               extend 3 five
                                                                                               year terms and
                                                                                               right of first
                                                                                               refusal to purchase

Washington             Customer parking             2.0 acres            Owned                 --
 County
 Greenville, MS


Washington             Mooring site of              1,000                Leased                December 29, 1997
 County                casino vessel                waterfront feet                            with option to
 Greenville, MS                                                                                extend 3 five
                                                                                               year terms

Washington             Accounting offices           10,000 square        Leased                December 1, 1998
 County                and warehouse                feet                                       with option to
Greenville, MS                                                                                 extend two years

    The Company considers its property to be suitable and adequate for its present needs.

Legal Proceedings

    In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Decree vs Alpha Gulf Coast, Inc.; Johnston vs Alpha Gulf Coast, Inc.; Raine vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability' for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Raine, an individual that was served alcoholic beverages by the Company. Plaintiffs alleged that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million.
The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance.

    In September 1996, the Company and Alpha Gulf were named as defendants in an action brought in the Circuit Court of Hancock County, Mississippi (Durward Dunn, Inc. vs. Alpha Hospitality Corporation; Durward Dunn, Inc. vs. Alpha Gulf Coast, Inc.) for alleged failure to make payments pursuant to a construction contract. Plaintiff seeks actual and compensatory damages of approximately $1,200,000. The consolidated financial statements include a provision for the liability of $928,000 for this contract at December 31, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.

    In December 1996, the Company, Jubilation Lakeshore and Alpha Gulf were named as defendants in an action brought in the United States District Court for the Southern District of New York (Bally Gaming, Inc. v. Alpha Hospitality Corp., Jubilation Lakeshore, Inc. and Alpha Gulf Coast, Inc.) for allegedly engaging in conduct which would impair the collateral held as security for certain financial obligations. Such conduct includes the failure to pay certain monetary obligations unrelated to the obligations secured by the collateral. Plaintiffs seek specific performance of particular actions defendants believe are necessary to protect the collateral that secures the financial obligations, unspecified damages and attorney's fees, among other things. The Company believes the action is without merit and plans to move to dismiss this action.

                                 MANAGEMENT

Directors and Executive Officers

    The Directors and Executive Officers of the Company are as follows:

    Name                     Age            Position
    ----                     ---            --------

    Stanley S. Tollman       65        Chairman of the Board and
                                       Co-Chief Executive Officer

    Sanford Freedman         60        Vice President, Secretary and
                                       Director

    Thomas W. Aro            53        Vice President and Director

    James A. Cutler          45        Treasurer and Chief Financial
                                       Officer

    Brett G. Tollman         34        Vice President

    Patricia Cohen           43        Director

    Matthew B. Walker        46        Director


    Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Directors do not receive remuneration for their services as such, but may be reimbursed for expenses incurred in connection therewith, such as the cost of travel to Board meetings. Officers serve at the pleasure of the Board of Directors until their successors have been elected and have qualified. Officers and directors serve subject to a finding of suitability by the Mississippi Commission.

    STANLEY S. TOLLMAN has served as Chairman of the Board of Directors and Co-Chief Executive Officer of the Company since its formation. He has been Chairman of the Tollman-Hundley Hotel Group since 1979 and serves as Chairman of Bryanston Group, Inc., a hotel management company, and of Trafalgar Tours International, a tour operator. He has also served as Chairman of the Board of Directors of Buckhead America Corporation (a Georgia corporation).

    SANFORD FREEDMAN served as a Director, Vice President and Secretary of the Company from its formation until October 29, 1993 and was re-elected to those positions on February 1, 1994. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1983, and serves as a Director, Executive Vice President and Secretary of Bryanston Group, Inc.

    THOMAS W. ARO has served as a Director of the Company since February 1, 1994 and a Vice President of the Company since its formation. Mr. Aro also serves as Chairman of the Board of Directors and Chief Executive Officer of the Company's subsidiary Alpha Gulf Coast,

Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1982, and Executive Vice President of the Bryanston Group, Inc.

    BRETT G. TOLLMAN served as a Vice President of the Company from its formation until October 29, 1993 and was re-elected to that position and was elected a Director of the Company on February 1, 1994. Mr. Tollman also serves as President of the Company's subsidiary, Alpha Hotel Management Company, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1984 and is Executive Vice President of Bryanston Group, Inc. He is also a Director of HMG Worldwide Corporation, a publicly held corporation. Mr. Tollman is the son of Stanley S. Tollman, the Chairman and Co-Chief Executive Officer of the Company.

    PATRICIA COHEN was elected a Director of the Company on February 1, 1994. She is a principal of Westfield and has been engaged for more than the past five years as a private investor.

    MATTHEW B. WALKER has served as a Director of the Company since December 1995. He is an independent businessman involved in international business ventures including the Brazilian based Walker Marine Oil Supply Business, which he has been a consultant to since 1988. Mr. Walker co-founded the Splash Casino in Tunica, Mississippi in February 1993, where he remained employed until October 1995. In February 1994, he co-founded the Cotton Club Casino in Greenville, Mississippi, where he remained employed and a shareholder of until October 1995. In addition, since 1972, Mr. Walker has been involved in numerous real estate transactions in the capacity of consultant, and has managed E.B. Walker & Son Lumber Company, a family-owned lumber business based in Alabama, since such time.

    JAMES A. CUTLER has served as Treasurer and Chief Financial Officer of the Company since its formation. He also served as Secretary of the Company from October 29, 1993 to February 1, 1994. He is Senior Vice President and Treasurer of the Tollman-Hundley Hotel Group since 1984 and serves Executive Vice President and Chief Financial Officer of Bryanston Group, Inc.

                               RISK FACTORS

    An investment in the securities offered hereby are highly speculative. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

1.  History of Losses; Explanatory Paragraph in Independent Auditor's Report.

    Since its inception, the Company has suffered significant losses from operations. The Company had net losses of approximately $22,815,000 in the fiscal year ended December 31, 1996, $17,993,000 in the fiscal year ended December 31, 1995, and $9,901,000 in the fiscal year ended December 31, 1994.
 As of December 31, 1996 the Company had an accumulated deficit of approximately $55,414,000. As a result of the material uncertainties relating to the Company's ability to continue as a going concern and fund its operation, the Company's independent auditors have included an explanatory paragraph in their report on the Company's consolidated financial statements addressing such uncertainties.

2. Closing of the Jubilation Casino; Possible Inability to Meet Obligations to Creditors.

    On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission had been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casinos working capital be increased. The working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company has had preliminary discussions with secured creditors of the Jubilation with regard to the liquidation of its secured obligations. There can be no assurance that the Jubilation is able to repay its obligations to its creditors. In the event that the Jubilation is unable to repay its obligations to its creditors, the Jubilation may file a voluntary petition under the Bankruptcy Code, or creditors may initiate proceedings against the Jubilation thereby forcing the Jubilation into bankruptcy. In either event, creditors may assert claims against the Company seeking satisfaction of the Jubilation's debts. While the Company is not liable for the Jubilation's debts, there can be no assurance that creditors of the Jubilation will not assert claims against the Company, or that the Company will be able to successfully defend against any such claims. See "Business -- Casino Operations -- The Jubilation Casino."

3.  Government Regulation.

General

    The Company's ownership and operation of its properties are subject to regulation by federal, state and local governmental and regulatory authorities, including regulation relating to environmental protection. While the Company has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations, no assurance can be given that the Company is, or in the future will be, able to comply with, or continue to comply with current or future governmental regulations in every jurisdiction in which it conducts or will conduct its business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local regulations may not restrict the Company's present and possible future activities. In the event that the Company is unable to comply with any such requirements, the Company could be subject to sanctions, which could have a materially adverse effect upon the Company's business. See "Business -- Government Regulation -- General," and "Business --Casino Operations -- Current Operations."

Licensing: Loss of Gaming License

    The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5% or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body.

    The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license. In almost all instances, the governing body has broad discretion in granting, renewing and revoking licenses. The loss or suspension of any license would have a material adverse effect on the Company. The requirement that the governmental body approve substantial shareholders, directors, officers and key personnel could discourage, delay or prevent a change in control of the Company.

    The operations of the Jubilee Casino and the Jubilation Casino are regulated by the Mississippi Commission. In October 1995, the Company's original licenses to operate the Jubilee Casino and the Jubilation Casino were renewed until December 1997. Each Mississippi gaming license has a term of two years and is subject to renewal. In July 1996, the Company began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on the review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company's license to operate the Jubilation Casino was withdrawn. The Company does not believe that the issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino will adversely affect the license to operate the Jubilee Casino since the Jubilee Casino is operating in compliance with applicable regulations, including regulations relating to issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino. There can be no assurance, however, that the issues raised by the Mississippi Commission will not adversely affect the license, or the renewal of the license, to operate the

Jubilee Casino, or any future licenses for which applications maybe submitted in Mississippi or elsewhere. In the event the Mississippi Commission were to revoke or fail to renew the Company's license to operate the Jubilee Casino, the Company's operations and financial condition would be materially adversely affected.

    The Company recently withdrew its application in Colorado since the Company does not intend to proceed with the acquisition for which such license was required.

    The Company applied for a gaming license in Missouri in the early part of 1995. At present the Company cannot predict when a final determination will be made regarding its license application in Missouri since the Missouri gaming authority (the "Missouri Commission") makes such determination at its discretion and is not required to do so within a fixed period of time. However, based upon discussions with the Missouri Commission, the Company does not anticipate receiving a final determination with respect to its license application within the next six months. The failure of the license to be granted could have a material adverse effect on the Company's expansion plans. See "Business -- Casino Operations -- Development Activities."

4.  Defaults in Outstanding Indebtedness; Loan Covenants and Security
    Interest.

    The Company has incurred substantial indebtedness in connection with its operations and the acquisition of its casino properties; a substantial portion of this indebtedness in presently held by Bryantston, an affiliate of the Company. Substantially all of the Company's assets utilized in connection with its casino operations are pledged as security for these loans. The various loan documents contain covenants and restrictions which may limit or interfere with, the operation of the Company's business.

    At June 30, 1997, the Company was in default of non-payment for (i) its mortgage notes payable aggregating approximately $11,456,000 for non-payment,
(ii) the equipment notes relating to the Jubilation Casino aggregating approximately $8,269,000 for the breach of several loan covenants, and (iii) a loan payable to Bryanston of approximately $1,876,000 for non-payment. The Company received a waiver of the defaults of the loan payable and the $7,800,000 mortgage note payable to Bryanston through December 31, 1997.

    In the event of a violation by the Company of any of the loan covenants, or upon the occurrence of any other events of default set forth in the loan documents, the lenders could exercise rights of foreclosure under the agreements, which would have a materially adverse effect on the Company's financial condition.

    While no default or acceleration has been declared by any of the lenders, no assurance can be given that a default will not be declared in the future. Declaration of a default would allow the lender whose indebtedness was in default to foreclose on any collateral for the loan and have a material adverse effect on the Company's business and operations.

5.  Intense Industry Competition; Mississippi Gaming Operations

    The Company believes that its major market area is approximately 150 miles around the Jubilee Casino, based upon analysis of customer records completed by marketing and operational employees at the site. Within the market area of the Jubilee Casino there are presently 7 other casinos in operation and one additional casino in the planning stage. The Company is unaware of any progress on the planning of this additional casino. Two of the existing casinos are immediately adjacent to the Company's casino. Substantially all of these competitors have significantly greater financial, and other, resources than the Company and more experience in the gaming industry. It is likely that the intense competition in the Company's market area may limit the profitability of its operations, or even render them unprofitable.

    In addition, the Company experienced declining revenues during the year ended December 31, 1995 with respect to the operation of the Jubilation Casino. In management's opinion, this decline was due to the remote location of the Jubilation Casino and the increasing casino development in the Biloxi and Gulfport markets, which have proven more attractive to casino patrons. Due to the current level of competition and the anticipated increase in the competition around the Jubilation Casino, in July 1996, management began to implement its plans to close the Jubilation Casino during August 1996. Thereafter, on July 16, 1996 the Jubilation Casino was closed at the direction of the Mississippi Commission. In view of the condition required to reopen and the earlier decision to close the Jubilation Casino, the Company determined not to reopen the Jubilation Casino. See"Business --Casino Operations."

6.  Possible Insufficiency of Liability Insurance.

    The Company maintains and intends to continue to maintain general liability insurance in amounts which management believes will be sufficient to cover casualty risks associated with the operation of its business, including fire property damage, personal injury, liquor liability, etc. At present, the Company is a defendant in one proceeding based upon the theory of "liquor liability" for the service of alcohol to a customer. The Company believes that its exposure in this proceeding is adequately covered by the levels of insurance currently maintained. There can be no assurance, however, that such insurance will be adequate to cover unanticipated liabilities. See "Business -- Legal Proceedings."

7.  Taxation of Gaming Operations.

    The Company believes that the prospect of significant additional revenue through taxation is one of the primary reasons why jurisdictions legalize gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the results of operations of the Company. Presently, the Company pays approximately 12% of gaming revenues in taxes and fees in Mississippi.

8.  Seasonal Fluctuations.

    The results of the casinos' operations have been seasonal, with the greatest activity occurring during the months of May through September. Consequently, the Company's operating results during the calendar quarters ending in December and March are not as profitable as those quarters ending in June and September, and losses result from time to time. The seasonal nature of the casinos' operations increases the risk that natural disasters or the loss of the casinos for any other reason during the May through September period would have a material adverse effect on the Company's financial condition and results of operations.

9.  Conflicts of Interest.

    Mrs. Beatrice Tollman, the spouse of Mr. Stanley S. Tollman, the Chairman of the Board, President and Chief Executive Officer of the Company, is one of the principal owners of Bryanston. Certain conflicts of interest may arise with regard to the negotiation of agreements and business opportunities between the Company and Bryanston. Furthermore, Stanley S. Tollman is one of the principal owners of the Tollman-Hundley Hotel Group (the "T-H Hotel Group"), the constituent companies of which own or manage hotel properties containing an aggregate of 5,593 rooms and which may be in direct competition with hotels that receive Management Services from the Company. While Stanley
S. Tollman and the T-H Hotel Group have entered into agreements with the Company pursuant to which each has agreed that any opportunity to provide Management Services to hotel properties owned by third-parties will be offered first to the Company for a period of five years commencing September 1, 1993 and the Company has established a policy that any agreements between the Company and Bryanston or the T-H Hotel Group must be approved by a majority of disinterested members of the Company's Board of Directors, there can be no assurance that conflicts of interest will not arise among such parties and the Company.

10. Dependence upon Key Personnel; Absence of Full-Time Management.

    The success of the Company is largely dependent upon the personal efforts of Mr. Stanley S. Tollman, its President and Chief Executive Officer. The Company does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Stanley S. Tollman. Although Mr. Stanley
S. Tollman is only required to devote approximately 20% of his business time to the operations of the Company, the loss of the services of Mr. Stanley S. Tollman would have a material adverse effect on the prospects of the Company.
 In addition, although the casino operations are managed by full-time personnel, the Company and its hotel management operations are managed by individuals who also work for Bryanston." See "Management" and "Certain Transactions -- Bryanston."

11. No Assurance of Public Market for Securities.

    Although the Company's Common Stock is quoted on NASDAQ and listed on the Boston Stock Exchange, there can be no assurance that the Company will be able to maintain such quotation or listing, or that, if maintained, a significant public market will be sustained. For continued listing on NASDAQ, a company, among other things, must have at least $2,000,000 in net tangible assets, and the listed security must have a minimum bid price of $1.00 per share. The Boston Stock Exchange's maintenance criteria require the Company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30, 1997 (unaudited), the Company had stockholders' equity of approximately $1,005,000 and assets of $41,002,000. The Company has continued to operate at a loss through the date of this Prospectus.

    In the event the Common Stock were delisted from NASDAQ, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board, in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell their securities in the secondary market.

    The Commission has also adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exception. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

    Finally, all NASDAQ securities would be exempt from the recently-adopted regulations regarding penny stocks if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements.

12. Shares Eligible for Future Sale May Adversely Affect the Market.

    The Company has 25,000,000 shares of Common Stock authorized, of which 14,049,000 are issued and outstanding. In addition, 409,000 shares may be issued upon the exercise of outstanding and currently exercisable options.

    Of the 14,049,000 shares of Common Stock currently issued and outstanding, 4,654,443 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in transactions not involving a public offering and are, as of November 5, 1995, eligible for sale under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, after at least two years have elapsed from the sale by the Company or any affiliate of the restricted securities, can (along with any person with whom such individual is required to aggregate sales) sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on NASDAQ or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, after at least three years have elapsed from the sale by the Company or an affiliate of the restricted securities, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. The 4,654,443 shares are eligible for sale pursuant to Rule 144 by affiliates of the Company who are restricted as to the number of securities they can sell during any three-month period. Possible or actual sales of such Common Stock by stockholders of the Company under Rule 144 may have a depressive effect upon the price of the Common Stock, and could also render difficult the sales of Common Stock by investors. See "Description of Securities."

13. Possible Adverse Effect of Issuance of Preferred Stock.

    The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares, par value $.01 per share, of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as maybe determined from time to time by the Board of Directors. The Company has outstanding 738,163 shares of Series B Preferred Stock which is convertible into Common Stock and still has 261,837 shares of Preferred Stock available for issuance. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue the remaining Preferred Stock, or any Preferred Stock which becomes authorized but unissued after conversion into Common Stock, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that additional shares of Preferred Stock of the Company will not be issued at some time in the future.

14. Other Possible Adverse Effects of Preferred Stock

    The Company has 738,163 shares of Series B Preferred Stock outstanding. These shares were issued to Bryanston and BP Group, Ltd. ("BP"), a corporation wholly-owned by Ms. Patricia Cohen, a director of the Company in connection with the conversion of indebtedness owed by the Company to them. Each share of outstanding Series B Preferred Stock (i) entitles the holder to one vote; (ii) has a liquidation value of $29 per share; (iii) has a cash dividend rate of 10% of liquidation value, payable quarterly, which increases to 13% of liquidation value if the cash dividend is not paid within 30 days of the end of each fiscal year and in such event is payable in Common Stock valued at the then market price, and (iv) is convertible into eight shares of Common Stock. There are presently three debt instruments which prohibit the payment of cash dividends. Therefore, the Company, until payment in full of such indebtedness, will be required to pay a 13% Series B Preferred Stock dividend in Common Stock.

    The conversion of Series B Preferred Stock into Common Stock and/or the issuance of

Common Stock in payment of the Series B Preferred Stock dividend, may dilute the value of the outstanding shares of Common Stock, may adversely affect the Company's ability to obtain equity capital, and, if such Common Stock was sold in the public market, when permitted by law, may adversely affect the market price of the Common Stock.

                              USE OF PROCEEDS

    The Company will not receive any proceeds from the Selling Stockholders' sale of shares of Common Stock.

                            SELLING STOCKHOLDERS

    The Selling Stockholders acquired the Shares in connection with the Consulting Agreement.

    The following table sets forth (a) the name of the Selling Stockholder,
(b) the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of October 2, 1997; (c) the number of Shares being offered by each Selling Stockholder, and (d) the number of Shares of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this Offering, assuming the sale pursuant to this Offering or otherwise of all of the Shares that are the subject of the Registration Statement of which this Prospectus forms a part. There can be no assurance, however, that the Selling Stockholders will sell any or all of the Shares offered hereunder.


  Selling         Beneficial         Shares          Shares Owned
Stockholders      Ownership      Offered Hereby     After Offering
------------      ----------     --------------     --------------

Jay Kaplowtiz      21,000           21,000               0
Wesley Fredericks   6,000            6,000               0
Arthur Marcus       6,000            6,000               0
Fredric Gruder      3,000            3,000               0

                            PLAN OF DISTRIBUTION

    The Shares offered hereby are being sold by the Selling Stockholders each acting as a principal for its own account. The distribution of the Shares by the Selling Stockholders may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Stockholders. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except that the Selling Stockholders will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                 INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividneds or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

    The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

                               LEGAL MATTERS

    Certain legal matters, including the legality of the issuance of the Shares being offered hereby are being passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, 101 East 52nd Street, New York, New York 10022, special counsel to the Company. The Selling Stockholders are each members of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP.

                                  EXPERTS

    The financial statements included in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, Roseland, New Jersey, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

    The following documents filed by Alpha Hospitality Corporation (the "Company") with the Commission are incorporated herein by reference:

    (1) The Company's Registration Statement on Form SB-2, as amended (File No. 33-64236).

    (2)  Annual Report on Form 10-K for the year ended December 31, 1996.

    (3) The Company's Registration Statement on Form S-1, declared effective by the SEC on August 8, 1996 (File No. 333-3606).

    (4) Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, declared effective by the SEC on January 31, 1997 (File No. 333-3606).

    (5)  Quarterly Report on Form 10-Q for the period ended March 31, 1997.

    (6)  Quarterly Report on Form 10-Q for the periods ended June 30, 1997.

    In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    The Company will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Alpha Hospitality Corporation,

12 East 49th Street, New York, New York 10017, Attention: Corporate Secretary, telephone number (212) 750-3500.

Item 4.  Description of Securities

    The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel

    Certain legal matters, including the legality of the issuance of the shares of Common Stock, are being passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, 101 East 52nd Street, New York, New York 10022, special counsel to the Company.

    The financial statements included in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, Roseland, New Jersey, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 6.  Indemnification of Directors and Officers

    Article Sixth of the Company's Certificate of Incorporation contains the following provision with respect to indemnification of directors and officers:

    A. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders,
    (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (General Corporation Law of the State of Delaware), or (iv) for any transaction from which the director derived an improper personal benefit.
     If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

    B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this paragraph B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph B or otherwise.

              (2) If a claim under paragraph (1) of this Paragraph B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

              (3) The right to indemnification and the payment of expenses in defending any proceeding in advance of its final disposition conferred in this Paragraph B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

              (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

              (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation for the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Paragraph B with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

    Section 145 of the General Corporation Law of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith.

    The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

    The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In such event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, or officer or controlling person in connection with the securities being registered, the Company will, unless in opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

5        Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP

10.1 Consulting Agreement dated August 26, 1997 by and among the Company and Jay M. Kaplowitz, Wesley C. Fredericks, Jr., Arthur S. Marcus and Fredric J. Gruder.

24.1     Consent of Rothstein, Kass & Company, P.C.

24.2 Consent of Gersten, Savage, Kaplowitz, Fredericks & Curtin (included in Exhibit 5).

Item 9.  Undertakings

    The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

    provided, however, that paragraphs 9a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the small business issuer pursuant to Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, State of New York on the 3rd day of October, 1997.

                                  ALPHA HOSPITALITY CORPORATION


                                  By: /s/ Stanley S. Tollman
                                     --------------------------
                                     Stanley S. Tollman,
                                     Co-Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Stanley S. Tollman, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                                Date
---------                   -----                                ----

/s/ Stanley S. Tollman
----------------------      Chairman of the Board           October 2, 1997
Stanley S. Tollman          and Co-Chief Executive
                            Officer (Principal Executive
                            Officer)

/s/ Sanford Freedman
---------------------       Vice President, Secretary       October 3, 1997
Sanford Freedman            and Director


/s/ James A. Cutler
-------------------         Treasurer and Chief Financial   October 2, 1997
James A. Cutler             Officer (Principal Financial
                            Officer and Principal Accounting
                            Officer

/s/ Brett G. Tollman
-------------------         Vice President and Director     October 2, 1997
Brett G. Tollman


/s/ Thomas W. Aro
-------------------         Vice President and Director     October 2, 1997
Thomas W. Aro

-------------------         Director                        October __, 1997
Patricia Cohen

-------------------         Director                        October __, 1997
Matthew B. Walker

                               EXHIBIT INDEX

5        Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP.

10.1 Consulting Agreement dated August 26, 1997 by and among the Company and Jay M. Kaplowitz, Wesley C. Fredericks, Jr., Arthur S. Marcus and Fredric J. Gruder.

24.1     Consent of Rothstein, Kass & Company, P.C.

24.2 Consent of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP (included in Exhibit 5)